Exhibit  10.2
INVESTMENT CONTRACT
September 28, 2006
Recital

Beijing InfoSure Technology Ltd. was formed in Beijing by a group of experienced expertise in China communication and IT businesses, focusing on high-level communication and information assurance technology and solution development and implementation. Beijing InfoSure is about to working with METASwarm to import METASwarm’s Essurance system and related technology into China market. Based on the system and technology, InfoSure will localize, develop and market Chinese versions of the systems and related services in China.

METASwarm (Hongkong) Ltd. is a wholly owned subsidiary of METASwarm Corporation, specialized in providing communication and information assurance technologies and solution in Asia Pacific Region. METASwarm owns a team of world-class specialists and engineers in communication and information industries. Beside supply product and technology to Beijing InfoSure, METASwarm is looking forward to investing in Beijing lnfoSure to further explore such a huge IT market in China.

Chapter 1	Parties to the Corporation

Clause 1	The cooperation Parties are as follows,

(a)	METASwarm (Hongkong) Ltd. (hereinafter “METASwarm”):

Legal address:	11C Gaylord Commercial Building, 114-118 Lockhart Road, WanChai, Hongkong.

Representative:	Name: Marvin Shannon
Position: Chairman of the board and CEO
Nationality: American

(b)	Bejing InfoSure Technology Ltd: (hereinafter “BJ InfoSure”)

Legal address:	Room 708, Block A, Jia Hua Building, 9 Shangdi Street, Haidian District, Bejing China

Representative:	Name: Ju Hai Feng
Position: legal representative
Nationality: Chinese

Chapter 2	Beijing InfoSure Technology Ltd.

Clause 2
Bejing InfoSure Technology Ltd., is organized and registered under the laws of the People’s Republic of China (“China”) and having its address at Room 708, Block A, Jia Jua Building, No. 9 Shangdi Third Street, HaiDian District, Bejing, China;

Clause 3
BJ InfoSure is a limited liability company.  The liability of the company is limited to the amount of the registered capital of the company.  Profits, risks and losses of the Company shall be shared by the registered share holders in proportion to their contributions to the registered capital of the Company.

Clause 4	The total amount of investment and the registered capital of BJ InfoSure is RMB2,000,000, and will be invested in installments by the share holders not later than October 15, 2006.

Clause 5
The Business scope of BJ InfoSure is based on METASwarm’s Essurance system and technology, developing and producing localized applications that are suitable for China market; promoting and selling these products and related services in China market, providing trainings, technical support and services.

Chapter 3	METASwarm’s Investment

Clause 6
METASwarm and all shareholders of BJ InfoSure had held friendly discussion and consultation, and both agreed to have METASwarm invested in BJ InfoSure by adopting the following mode and structure to develop China market:

6.1   METASwarm and the shareholders of BJ InfoSure together will establish an     offshore entity — METASwarm (China) Ltd. (hereinafter “METASwarm China”) registered in British Virgin Island.

6.2  METASwarm will invest US$1,280,000 (approx. equivalent to RMB1O millions) to own 90% of METASwarm China while the shareholders of BJ InfoSure will invest US$1.00 (equivalent to RMB8.00) to own 10% of METASwarmChina.

6.3  METASwarm China will then invest RMB 10 million to set up a WFOE (wholly foreign owned enterprise, hereinafter “METASwarm WFOE”) in Beijing, China.

6.4  METASwarm WFOE, BJ InfoSure and the shareholders of BJ InfoSure will together and separate sign a series of agreement, including but not limited to “Stock Option Agreement”, “Exclusive Technology and Consultation Service Agreement”, “Stock Pledging Agreement”, “Trade Marks, Domains and Operation Agreement” and etc. to make METASwarm WFOE the actual operator of BJ InfoSure and becomes the actual owner and final beneficiary of BJ InfoSure.

Clause 7	METASwarm WFOE will pay to the shareholders of BJ InfoSure for the transfer of BJ InfoSure all rights in accordance with the terms of Clause 6 above based on the following formulae:

7.1	Pay-back of BJ InfoSure shareholders investment for the transfer of all right of BJ InfoSure to METASwarmWFOE:

Actual Investment of BJ InfoSure shareholders X 1.5 times

(Based on the actual amount booked in BJ InfoSure account invested by BJ InfoSure shareholders prior to the date of the BJ InfoSure’s shareholders’ receipt of METASwarm’s written notice of commencing its investment.)

7.2	Pay-back of BJ InfoSure net profit generated:

BJ Info Sure net profit X 1.5 time

(Based on the actual net profit booked in BJ InfoSure’s account prior to the date of BJ InfoSure’s shareholders’ receipt of METASwarm’s written notice of commencing its investment, subject to an audit report produced by the auditor acceptable to both parties)

Remarks: Net Profit = Sales Amount — Sales costs — eligible taxes — BJ InfoSure all expenses during the period

Chapter 4	Other Terms and Condition of the Investment

Clause 8
Within 30 days after the receipt of US$150,000 as the first installment of Software and Technology Fee from BJ InfoSure, METASwarm will deposit US$50,000 with BJ InfoSure as down payment of this investment, and is deductible from METASwarm’s total investment stated in Clause 6.

Clause 9
Within 30 days, from the date of signature and effective of agreements stipulated in Clause 6, METASwarm shall be responsible for its ultimate IPO (or ready IPO then) holding company to issue 100,000 shares of METASwarm group companies IPO stocks to current BJ InfoSure shareholders at Par Value. All subscription fees will be born by METASwarm.

Clause 10
METASwarm committees to make its ultimate IPO holding company to issue total 100,000 2-years terms stock options at US$0.50 per share to BJ InfoSure shareholders per the following terms and conditions:

10.1	50,000 Stock Options upon BJ InfoSure obtaining the first sales permit of one of the Essurance application in China:

10.2	50,000 Stock Options upon BJ InfoSure signing a sales contract for an amount not less than RMB I million in China.

Clause 11	METASwarm agrees that its investment shall be completed within six (6) months from the date of this contract, unless a written consent for an extension obtained from BJ InfoSure shareholders.

Chapter 5	METASwarm China Structure and Management

Clause 12
The board of directors of the overseas METASwarm China comprises of three members. Two members are nominated by METASwarm while one member is nominated by BJ InfoSure shareholders. The term of director is two years. The Chairman of the board will be nominated by METASwarm.

Clause 13
Upon the completion of agreements signing per Clause 6, BJ InfoSure will form a management committee comprises of key executives of BJ InfoSure, including two representatives of the shareholder. The committee shall be responsible for constitution of company’s business courses and strategies, setting business goal and implementation plan, evaluation and determination of major businesses and projects, company policies and implementation plan, recruitment of key management personnel and etc. However, the board of METASwarm China shall have the right for final decision for BJ InfoSure management and operation.

Chapter 6	Confidentiality, Non-Disclosure & Non-Competition

Clause 14
Each party hereto agrees to that the terms and conditions of confidentiality, non-disclosure and non-competition set forth by this contract shall be strictly obeyed, those includes but not limited to the followings:

14.1	Each party hereto acknowledges that the terms and conditions of this Contract shall be considered confidential information and shall not be disclosed to any third party.

14.2
Each party shall keep confidential and shall not disclose or divulge, any information obtained from the other side, pursuant to financial statements, marketing and sales plan, technical information, reports, presentations, correspondence, and any other materials provided by the other party.

14.3
Each cooperative party hereof warrants and commits to each other that not any party should be involved in any business that compete or be similar to the business of the BJ InfoSure directly and/or indirectly in China, unless a written agreement was obtain from the other party.

Chapter 7	Liability for Breach of Contract

Clause 15
Should all or part of the contract be unable to be fulfilled owing to the fault of one party, the party in breach shall bear the liability therefore. Should it be the fault of both parties, they shall bear their respective liabilities according to the actual situation.

Chapter 8	Force Majeure

Clause 16
Should a Party or both parties be prevented from performing this Contract by force majeure, such as earthquake, typhoon, flood, fire and war, strike or other labor disputes and other unforeseen events, and their happening and consequences are unpreventable and unavoidable, the prevented party shall notify the other parties without any delay, and within fifteen (15) days thereafter provide the detailed information of the events and a valid document issued by the relevant public notary organization for explaining the reason of its inability to perform its obligations under this Contract in a timely manner. In case of force majeure, the prevented party shall be excused from liability for non-performance of its obligations under this Contract during the continuance of such force majeure.

Chapter 9	Applicable Law

Clause 17	The formation of this Contract, its validity, interpretation and execution shall be governed by the laws of Hongkong Special Administrative Region of the People’s Republic of China.

Chapter 10	Settlement of Disputes

Clause 18
Any disputes arising out of or in connection with this Contract shall be settled through friendly consultations between the Parties. In case no settlement is able to be reached through consultations, the disputes shall be finally settled by the court of Hongkong Special Administrative Region of China for arbitration in accordance with Hongkong Law.

Clause 19	During any arbitration proceedings, this Contract shall be observed and enforced by the Parties except for the matters in dispute.

Chapter 11	Language

Clause 20	This Contract hereunder shall be written in Chinese and in English, and both languages are equally authentic.

Chapter 12	Effective Date of the Contract and Miscellaneous

Clause 21	The contract shall come into force from the date of signing by authorized representatives of both parties.

Clause 22
Should notices in connection with any party’s rights and obligations be sent by either Party B or Party A by telegram or telex, etc., a written notice shall be also required afterwards. The legal addresses of Party B and Party A listed in this contract shall be the posting addresses.

Clause 23	There are four (4) originals of this Contract and each is with same legal effect;

(Party A):	(Party B):

/s/	/s/
METASwarm (Hongkong) Ltd.	Beijing InfoSure Technology Ltd.
Name: Mr. Marvin Shannon	Name:Mr. Ju Hai Feng
Position: Chairman and CEO	Position: Legal representative